Exhibit 10.11

[***] CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is made effective and entered into as of December 23, 2005 (the “Effective Date”), by and between InterMune, Inc. (“Licensee”), a corporation organized and existing under the laws of the State of Delaware, and Eli Lilly and Company (“Lilly”), a corporation organized and existing under the laws of the State of Indiana. Licensee and Lilly are sometimes referred to herein individually as a “Party” and collectively as “Parties.” For certain purposes under this Agreement, InterMune, Inc. is sometimes referred to as “InterMune.”

RECITALS

WHEREAS, Lilly and Licensee entered into an asset purchase and license agreement on September 21, 2001 (the “Prior Agreement”) pursuant to which (i) Lilly sold or licensed to Licensee, and Licensee purchased or licensed from Lilly, certain product inventory, technology and certain rights thereto and regulatory documents owned by Lilly, and (ii) Licensee assumed certain liabilities associated with the rights and assets transferred herein, each in accordance with the terms and conditions set forth in the Prior Agreement; and

WHEREAS, as of the Effective Date, Targanta Therapeutics, Inc. (“Targanta”) and Licensee intend to enter into an Asset Purchase Agreement (“APA”) under which Targanta (i) will purchase all of Licensee’s right, title and interest in and to the Purchased Assets (as defined in the APA), including, without limitation, Licensee’s rights and obligations under this Agreement; and

WHEREAS, as of and after the Effective Date, this Agreement will govern the exclusive license of the Licensed Technology and Licensed Patents from Lilly to Licensee and the related rights and obligations under such license.

NOW, THEREFORE, in consideration of the foregoing, the covenants and premises contained in this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms will have the meanings set forth below:

1.1	“Affiliate” means, with respect to a Party, any Person (or Persons) directly or indirectly

Controlling, Controlled by, or under common Control with, such Party.

1.2	“Applicable Laws” means all applicable laws, ordinances, rules and regulations of any kind whatsoever of any governmental or regulatory authority, including, without limitation, all laws, ordinances, rules and regulations promulgated by the FDA.

1.3	“Application for Marketing Authorization” means, with respect to Product, (i) in the United States, a New Drug Application filed with the FDA pursuant to 21 U.S.C. Section 357 and 21 C.F.R. Section 314 (“NDA”), and (ii) in any country other than the United States, an application or set of applications for marketing approval comparable to an NDA necessary to make and sell Product commercially in such country.

1.4	“Calendar Quarter” means the three month period ending on March 31, June 30, September 30 or December 31.

1.5	“Calendar Year” means the twelve (12) month period ending on December 31st.

1.6	“Closing Date” shall have the meaning set forth in the Prior Agreement.

1.7	“Compound” means any compound claimed in a Licensed Patent.

1.8	“Confidential Information” means information received (whether disclosed in writing, machine readable form, orally or by observation) by one Party (the “Receiving Party”) from the other Party (the “Disclosing Party”) that the Receiving Party: (i) has a reasonable basis to believe is confidential to the Disclosing Party, (ii) is indicated in writing by the Disclosing Party to be confidential, or (iii) is information that the Receiving Party received relating to manufacture of Compound or Product, including but not limited to, manufacturing know-how, unless in each case such information:

(a) was known to the Receiving Party or to the public prior to the Disclosing Party’s disclosure, as demonstrated by contemporaneous written records;

(b) became known to the public, after the Disclosing Party’s disclosure hereunder, other than through a breach of the confidentiality provisions of this Agreement by the Receiving Party or any Person to whom such Receiving Party disclosed such information;

(c) was disclosed to the Receiving Party by a Person having a legal right to disclose, without any restrictions, such information or data; or

(d) was developed by the Receiving Party independent of the Disclosing Party’s Confidential Information, as demonstrated by contemporaneous written records.

1.9	“Control,” “Controlling,” “Controlled By” or “Under Common Control With” means the direct or indirect ability or power to direct or cause the direction of management policies of a Person or otherwise direct the affairs of such Person, whether through ownership of equity, voting securities, beneficial interest, by contract or otherwise.

1.10	“Damages” means any and all costs, losses, claims, demands for payment, threatened government enforcement actions, liabilities, fines, penalties, expenses, court costs and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto or its Affiliates (including interest which may be imposed in connection therewith).

1.11	“Data Exclusivity Period” means, with respect to a country, the period of time (if any) beginning on the date of the first Regulatory Approval by the FDA (or, in countries other than the United States, an equivalent regulatory agency) during which the FDA (or, if applicable, such equivalent regulatory agency) prohibits reference, without the consent of the owner of an Application for Marketing Authorization or Regulatory Approval package, to the clinical and other data that relates to the Product and that is contained in such Application for Marketing Approval or Regulatory Approval package and that is not published or publicly available outside of such Application or Regulatory Approval package.

1.12	“European Union” or “EU” means Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Liechtenstein, Luxembourg, The Netherlands, Norway, Portugal, Spain, Sweden, the United Kingdom, Switzerland and those additional countries that hereafter become members (whether voting or nonvoting) or are allowed to participate in the European Union.

1.13	“FDA” means the United States Food and Drug Administration, any comparable agency in any Foreign Jurisdiction, and any successor agency or entity to any of the foregoing that may be established hereafter.

1.14	“Field” means [***].

1.15	“Foreign Jurisdiction” means any jurisdiction other than the United States.

1.16	“Indication” means Regulatory Approval of, approval by the FDA of a submission made by Licensee under 21 CFR §99.201, or Licensee’s sales and promotion of Product which leads to the treatment of additional diseases [***]. Such additional Indications may include, but not be limited to, [***].

1.17	“Initial Product” means a form of Product that had been used by Lilly through the Closing Date, i.e., oritavancin, which Lilly and Licensee contemplated as of the Closing Date would be the form of Product to be first commercialized by InterMune.

1.18	“Licensee Technology” means any inventions, ideas, conceptions or reductions-to-practice, patentable or not, information, works and/or data that are generated, identified, discovered, created and/or made by Licensee, its employees or a Third Person contracted by or otherwise controlled by Licensee [***] and [***].

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1.19	“Licensed Patents” means those United States and foreign patent applications (including provisional applications) and patents listed in Exhibit A attached hereto and all patents and patent applications relating to the [***]; and:

(a) all divisions and continuations of these applications, all patents issuing from such applications, divisions and continuations, and any reissues, reexaminations and extensions of all such patents; and

(b) any continuations-in-part, any divisions and continuations of these continuations-in-part, any patents issuing from such continuations-in-part, divisions and continuations, and any reissues, reexaminations and extensions of all such patents, in each case to the extent that they contain one or more claims directed to the invention or inventions disclosed in the patent applications and patents listed in Exhibit A.

The Licensed Patents will not include any subject matter described or disclosed in subsection (b), above, to the extent such subject matter [***], above, which was filed on or before the Effective Date.

1.20	“Licensed Technology” means all tangible or intangible know-how, trade secrets, inventions (whether or not patentable), data, analytical reference materials and methods and all confidential or proprietary chemical substances, assays and technical information which has been developed, created, made, used or acquired by Lilly on or before the Effective Date, to the extent such technology is reasonably necessary, useful for or used in connection with the use or manufacture of the Compound or Product; provided, however, that Licensed Technology will exclude any and all subject matter described or claimed in Licensed Patents.

1.21	“Major Market” means [***].

1.22	“Net Sales” means, with respect to the Product, the gross amount invoiced by a Permitted Seller of the Product, less:

(a) [***],

(b) [***], and

(c) [***].

Such amounts will be determined from books and records maintained in accordance with GAAP, consistently applied. In determining Net Sales of Product made by Licensee in a Foreign Jurisdiction, Licensee’s then current standard procedures and methodology, including Licensee’s then current exchange rate methodology of foreign currency sales

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into United States Dollars, a copy of which is attached hereto as Schedule 1.22, will be consistently applied. No deductions will be made for [***], whether they are [***] or [***] by the Permitted Seller.

1.23	“Permitted Seller” means Licensee and its Affiliates and any assignee, licensee or sublicensee having the right to sell Product hereunder.

1.24	“Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other organization.

1.25	“Product” means any final form pharmaceutical composition or preparation, in any dosage strength or size, containing Compound as an active pharmaceutical ingredient that may, pursuant to Applicable Laws, be manufactured, marketed and sold upon Regulatory Approval or otherwise, together with all expansions, improvements and modifications thereon, and which, but for the license granted herein, the manufacture, use, sale, offer for sale or importation of which in the Territory would infringe or contribute to the infringement of a Valid Claim under the Licensed Patents. Notwithstanding the foregoing, any references in this Agreement to “Product manufacturing” or the “manufacture” or “manufacturing” of Product means Product that was manufactured for use in clinical trials and not for commercial use.

1.26	“Regulatory Approval” means (i) in the United States, approval by the FDA of an Application for Marketing Authorization and satisfaction of any related applicable FDA registration and notification requirements (if any) and (ii) in a Foreign Jurisdiction, approval by regulatory authorities having jurisdiction over such country of a single Application or set of Applications for Marketing Authorization; provided, however, that with respect to Japan only, Regulatory Approval means the above-described regulatory approval and approval by Japan’s pricing authorities.

1.27	“Representatives” of a Party means: (i) that Party’s agents, contractors, employees, officers, directors, consultants and advisors, (ii) its Affiliates, and (iii) the agents, contractors, employees, officers, directors, consultants and advisors of its Affiliates.

1.28	“Royalty Term” means, with respect to each country in which the Product is sold:

(a) if no Valid Claim exists in such country, [***] from the date of first commercial sale of Product in such country, or if a Valid Claim exists in such country, the period of time from the Effective Date until the expiration in such country of the last-to-expire Licensed Patent with a Valid Claim; and

(b) if there is a [***] in such country for Product after the expiration of the applicable time period in (a), above, the period of time until [***] in such country.

1.29	“Territory” means the entire world.

1.30	“Third Person” means a Person that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

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1.31	“Valid Claim” means a claim of an issued and unexpired Licensed Patent in a country which: (i) but for this Agreement, would preclude the sale or other disposition of Product by Licensee or another Permitted Seller, (ii) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and (iii) has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

ARTICLE 2

PRIOR AGREEMENT

2.1	Prior Agreement Novated. The terms and conditions of the Prior Agreement related to the sale by Lilly to InterMune of certain documents, rights, technology and Product Inventory as defined in the Prior Agreement, and InterMune’s payment at the Closing Date of the Prior Agreement have been fully performed and satisfied. This Agreement is a novation of the Prior Agreement and, except as expressly set forth herein, supersedes the Prior Agreement in its entirety. Lilly and Licensee hereby expressly release and forever discharge and covenant not to sue the other party and its successor, assigns and predecessors, as well as all its directors, officers, employees, equity holders, representatives, agents and attorneys, from and for any and all debts, actions, accounts, suits, covenants, agreements, demands, claims, damages, causes of action and liabilities, whether liquidated or non-liquidated, fixed or contingent, matured or unmatured, known or unknown, related to the Prior Agreement, that such party asserted, or could have asserted, against the other party by reason of any acts or omissions of the first party related to the Prior Agreement prior to the date hereof, including, without limitation, payment by InterMune to Lilly of the Ten Million Dollar ($10,000,000) milestone due under Section 2.2 of the Prior Agreement “upon completion of Phase III Clinical Trials necessary to support first submission of NDA with FDA for Regulatory Approval,” except for Damages (as defined in the Prior Agreement) to the extent caused by or arising out of or in connection with (i) any claim for any breach of this Agreement; (ii) any breach by the Receiving Party of the requirements of the Prior Agreement with respect to Confidential Information (as defined in the Prior Agreement); (iii) any claim to the extent caused by or arising out of or in connection with the Assumed Liabilities (as defined in the Prior Agreement) prior to the Effective Date and (iv) obligations of indemnification under Article 11 of the Prior Agreement to the extent caused by or arising out of or in connection with such obligations prior to the Effective Date (items (ii) through (iv) the “Prior Claims”).

2.2	Consent to Assignment. Pursuant to Section 12.1 of the Prior Agreement and this Agreement, by executing this Agreement Lilly hereby ratifies this Agreement and indicates its approval of the assignment to Targanta of all of Licensee’s rights and obligations under this Agreement (other than the Prior Claims). Contingent upon the consummation of the proposed transaction with Targanta, InterMune will retain only the obligations associated with the Prior Claims and will have no other rights or obligations under this Agreement, and all such other rights and obligations under this Agreement shall be assumed by Targanta. For clarity, Targanta will not assume any of InterMune’s obligations under the Prior Agreement which are not expressly set forth herein or in the APA. For the avoidance of doubt, Lilly shall have no responsibility for Assumed Liabilities or for any Damages that are covered by indemnification obligations from and after the Closing Date of the Prior Agreement and such Assumed Liabilities and Damages are the responsibility and liability of InterMune if they are based on facts or circumstances first accruing from the Closing Date until the Effective Date and are the responsibility and liability of Targanta if they are based on facts or circumstances first accruing after the Effective Date. Similarly, InterMune shall have no responsibility for Excluded Liabilities (as defined in the Prior Agreement) or for any Damages that are covered by indemnification obligations prior to the Effective Date, and Targanta shall have no responsibility for Excluded Liabilities or for any Damages that that are covered by indemnification obligations subsequent to the Effective Date, and such Excluded Liabilities and Damages shall remain the responsibility and liability of Lilly under this Agreement and the Prior Agreement.

2.3	Conflict with Prior Agreement. To the extent that any term or provision of this Agreement conflicts with the Prior Agreement, the terms of this Agreement shall control.

ARTICLE 3

CONSIDERATION

In consideration of the licenses granted by Lilly to Licensee under the Licensed Patents and the Licensed Technology as set forth in this Agreement, Licensee will pay the following amounts to Lilly:

3.1	Milestone Payments for Product. Within thirty (30) days of Licensee and/or its Permitted Sellers achieving a milestone event listed below following the Effective Date with respect to the Product, Licensee will pay the below-specified non-creditable and non-refundable fee to Lilly by Federal Reserve electronic wire transfer in immediately available funds to an account designated by Lilly.

Milestone Event	Payment
Regulatory Approval for first Indication	Ten Million Dollars ($10,000,000) This milestone payment is intended for the first Indication that receives Regulatory Approval.

Regulatory Approval for second Indication	Ten Million Dollars ($10,000,000) This milestone payment is intended for the second Indication that receives Regulatory Approval

First Calendar Year in which Net Sales exceed Two Hundred and Ten Million Dollars ($210,000,000)	Fifteen Million Dollars ($15,000,000)

3.2	Royalty Payment Calculation. Licensee will pay Lilly a royalty (the “Royalty Payment”) during the Royalty Term based upon Net Sales of Product during each Calendar Year. Except as set forth in Section 3.3 below, the following royalty percentages will apply:

Net Sales of Product During a Calendar Year	Royalty Percentage on Net Sales of Product in Jurisdictions in Which a Valid Claim Exists
$0 to $200,000,000	10%
$200,000,000 - $400,000,000	12%
More than $400,000,000	18%

3.3	Royalty Payment.

(a) Payments. Licensee will pay to Lilly the Royalty Payment within [***] of the end of each Calendar Quarter, without regard to whether any Permitted Seller’s customer has actually paid Licensee. For purposes of this Section 3.4, a Net Sale of Product will be deemed to have been made as of the date of shipment of the Product to the Permitted Seller’s customer, without regard to whether its customer has actually paid Licensee. All payments to Lilly pursuant to this Section 3.4 will be made by Licensee by an electronic funds transfer system designated or approved by Lilly unless otherwise instructed by Lilly.

(b) Payment of Tiered Royalties. In calculating Royalty Payments payable in accordance with Section 3.2 above, Net Sales occurring during a specific Calendar Year will be aggregated at the end of each Calendar Quarter during such year, and the applicable royalty percentage(s) will be applied to that portion of the Net Sales that occurred during the most recently completed Calendar Quarter.

Example: In Calendar Year One, Net Sales by Calendar Quarter in such year were as follows: (i) Calendar Quarter One—$175 million, (ii) Calendar Quarter Two—$200 million, (iii) Calendar Quarter Three—$350 million, and (iv) Calendar Quarter Four—$500 million. Licensee would owe Lilly the following Royalty Payment: (1) Calendar Quarter One—$175 million x 10%, (2) Calendar Quarter Two—$175 million x 12% plus $25 million x 10%, (3) Calendar Quarter Three—$325 million x 18% plus $25 million x 12%, and (4) Calendar Quarter Four—$500 million x 18%.

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3.4	Quarterly Report. Within [***] after the end of each Calendar Quarter, Licensee will furnish Lilly a written report detailing: (i) the Net Sales of Product for the previous Calendar Quarter, broken down by country and between Licensee and any Permitted Sellers, (ii) the Royalty Payment that is due and payable, and (iii) the basis for calculating such Royalty Payment. Licensee will mail such reports to the attention of: [***].

3.5	Taxes. If laws or regulations require the withholding of taxes on any Royalty Payment due Lilly, Licensee will deduct such taxes from the Royalty Payment and remit the tax to the proper tax authority. Licensee will provide Lilly with proof of payment within thirty (30) days after payment. Licensee will cooperate fully and promptly in pursuing a refund of such tax, if such refund is appropriate in Lilly’s determination.

3.6	Late Payments. Any amounts not paid by Licensee when due under this Agreement and which are not subject to a good faith dispute will be subject to interest from and including the date payment is due through and including the date upon which Lilly has collected the funds in accordance herewith at a rate equal to the lesser of (i) the sum of [***] plus the prime rate of interest quoted in the Money Rates section of the Wall Street Journal, calculated daily on the basis of a three hundred sixty (360) day year, or (ii) the maximum interest rate allowed by law.

3.7	No Excuse. Licensee will not be excused from or relieved of its obligations to pay the amounts described in this Article 3 by any claimed or actual event of force majeure, commercial or other impracticability or impossibility, or frustration of essential purpose.

3.8	Currency of Payment. All payments to be made under this Agreement will be made in U.S. Dollars.

3.9	Financial Audits. Licensee will keep full and accurate books and records relating to the performance required of it under this Agreement. Lilly will have the right, during regular business hours and upon reasonable advance notice, to have such books and records of Licensee audited no more than one (1) time per Calendar Year so as to verify the accuracy of the information previously reported to Lilly. Lilly will, for purposes of such audit, utilize only the services of an independent certified public accounting firm selected by Lilly and approved by Licensee, such approval not to be unreasonably withheld. Such audit may cover the two (2) Calendar Years preceding the date of the request for such audit. Notwithstanding the foregoing, no audit of Licensee pursuant to this Section 2.10 will cover any period of time preceding the Effective Date. Such accountants will keep confidential any information obtained during such audit and will, report to Lilly only their conclusions. The cost of such audit will be borne by Lilly; however, if such audit reveals an underpayment to Lilly of [***] or more, the cost of the audit will be borne by Licensee. Within thirty (30) days after both Parties have received a copy of an audit report, Licensee or Lilly, as appropriate, will compensate the other Party for payment errors or omissions revealed by the audit. Licensee will include in all sublicenses granted in accordance herewith, and any other agreements enabling a Third Person to be a Permitted Seller, an audit provision substantially similar to the foregoing requiring such Permitted Seller to keep full and accurate books and records relating to the

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Product and granting Lilly the right to have an independent public accounting firm audit the accuracy of the information reported by the sublicensee in connection therewith.

3.10	Compulsory License. If a Third Person obtains a Compulsory License (as defined below) in a specific country, then Lilly will promptly notify Licensee thereof. If the royalty percentage(s) payable by the grantee of the Compulsory License is less than the royalty percentage(s) applicable in such country as set forth in Sections 3.2, above, then such royalty percentage(s) will be reduced to the royalty percentage(s) under such Compulsory License for so long as sales of Product are made pursuant to the Compulsory License. “Compulsory License” means a compulsory license under the Licensed Patents obtained by a Third Person through the order, decree or grant of a competent governmental authority authorizing such Third Person to manufacture, use, sell, offer for sale or import the Product in a specific country.

ARTICLE 4

LICENSE OF RIGHTS

4.1	Grant of License to Licensee under Licensed Patents. Subject to the terms and conditions set forth herein, during the term of this Agreement, Lilly hereby grants to Licensee, and Licensee accepts, under the Licensed Patents, a royalty-bearing, exclusive (even as to Lilly, except as expressly provided in the following sentence) license in the Field, with a right to sublicense, to make, have made, use, offer to sell, sell and import Product in the Territory. Such license is exclusive even as to Lilly except that Lilly hereby retains a right under the Licensed Patents to [***].

4.2	Grant of License to Licensee under Licensed Technology. Subject to the terms and conditions set forth herein, during the term of this Agreement, Lilly hereby grants to Licensee, and Licensee accepts, under the Licensed Technology, an exclusive (even as to Lilly) license in the Field, with a right to sublicense, to make, have made, use, offer to sell, sell and import Product in the Territory.

4.3	Sublicenses and Business Opportunities. Licensee will notify Lilly of any sublicenses granted and will, subject to applicable confidentiality restrictions, provide Lilly with the material terms of the sublicense agreement. Licensee will remain liable for Royalty Payments as a result of Net Sales made by a sublicensee pursuant to a sublicense or license. If, during the term of this Agreement, (i) Licensee begins negotiations to enter into a commercialization relationship with a Third Person with respect to selling Product in a specific country, or (ii) a Third Person initiates such discussions with Licensee and Licensee is interested in entertaining such discussions (both (i) and (ii) are collectively referred to as a “Business Opportunity”), then Licensee will notify Lilly in writing thereof, with such notice containing reasonable available non-confidential information relevant to the Business Opportunity.

4.4	Excluded Assets. Anything herein to the contrary notwithstanding, Licensee will have no right, title or interest in or to the trademarks “ELI LILLY AND COMPANY” and “LILLY” and any variation thereof, and any other rights in or to such names.

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ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF LILLY

5.1	Ownership of Intellectual Property. Lilly represents and warrants that (i) either Lilly or an Affiliate of Lilly is the owner of the Licensed Patents and the Licensed Technology which were warranted under the Prior Agreement (collectively, the “Warranted Intellectual Property”), and (ii) Lilly or its Affiliates can and have the right to license the Warranted Intellectual Property to Licensee hereunder without the consent of any Third Person.

5.2	Claims Related to Use of Intellectual Property. Lilly represents and warrants that there are no pending or, to Lilly’s knowledge, threatened claims against Lilly asserting that any of the activities of Lilly relating to the Warranted Intellectual Property or the conduct of the activities contemplated herein by the Parties relating to the Warranted Intellectual Property infringes or violates the rights of Third Persons.

5.3	Notice to Third Persons. Lilly represents and warrants that Lilly has not given any notice to any Third Persons asserting infringement by such Third Persons upon any of the Warranted Intellectual Property.

5.4	Rights Granted to Third Persons. Lilly represents and warrants that Lilly has not executed or granted to any Third Person, directly or indirectly, or entered into any agreement for, any license or other right to make, use, offer to sell, sell or import the Product in the Territory.

5.5	Organization and Standing. Lilly represents and warrants that Lilly is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana.

5.6	Power and Authority. Lilly represents and warrants that (i) Lilly has all requisite corporate power and authority to execute, deliver and perform this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto and to consummate the transactions contemplated herein and therein, and (ii) the execution, delivery and performance of this Agreement by Lilly does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Lilly’s organizational documents, bylaws, any law or regulation applicable to Lilly, or any agreement, mortgage, lease, instrument, order, judgment or decree to which Lilly is a party or by which Lilly is bound.

5.7	Corporate Action; Binding Effect. Lilly represents and warrants that (i) Lilly has duly and properly taken all action required by law, its organizational documents or otherwise, to authorize the execution, delivery and performance of this Agreement and the other instruments to be executed and delivered by it pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby, and (ii) this Agreement has been duly executed and delivered by Lilly and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Lilly will constitute, legal, valid and binding obligations of Lilly enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

5.8	Governmental Approval. Lilly represents and warrants that no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any governmental authority or any other Third Person is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by Lilly or the performance by Lilly of its obligations contemplated hereby and thereby.

5.9	Brokerage. Lilly represents and warrants that no broker, finder or similar agent has been employed by or on behalf of Lilly, and no Person with which Lilly has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

5.10	Not Debarred. Lilly represents and warrants that Lilly is not debarred and has not and will not use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992 (the “GDE Act”).

5.11	Litigation. Lilly represents and warrants that there are no pending or, to Lilly’s knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against Lilly or its Affiliates which, either individually or together with any other, will have a material adverse effect on the ability of Lilly to perform its obligations under this Agreement or any agreement or instrument contemplated hereby or on the ability of Licensee to develop or commercialize the Compound or Product as contemplated by the Parties.

5.12	Survival Period. The representations and warranties contained in this Article 5 [***] associated with such representations and warranties will [***].

5.13	Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 5, LILLY MAKES NO REPRESENTATION OR WARRANTY AS TO THE LICENSED PATENTS OR THE LICENSED TECHNOLOGY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND LILLY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NON-INFRINGEMENT. Without limiting the foregoing, Licensee acknowledges that it has not and is not relying upon any implied warranty of merchantability, fitness for a particular purpose, non-infringement, or upon any representation or warranty whatsoever as to the future prospects (financial, regulatory or otherwise), or the likelihood of commercial success of the Product after the date of this Agreement.

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5.14	No Third-Person Patent Infringement. Lilly represents and warrants that, to Lilly’s knowledge, there is no patent issued to a Third Person as of the Effective Date that would be infringed by any of the activities contemplated herein by the Parties.

5.15	Lilly Research and Development Program. Lilly represents and warrants that as of the Effective Date it does not have a research or development program in place or planned involving [***].

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF LICENSEE

6.1	Organization and Standing. Licensee represents and warrants that Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2	Power and Authority. Licensee represents and warrants that (i) Licensee has all requisite corporate power and authority to execute, deliver and perform this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto and to consummate the transactions contemplated herein and therein, and (ii) the execution, delivery and performance of this Agreement by Licensee does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Licensee’s organizational documents, bylaws, any law or regulation applicable to Licensee, or any agreement, mortgage, lease, instrument, order, judgment or decree to which Licensee is a party or by which Licensee is bound.

6.3	Corporate Action; Binding Effect. Licensee represents and warrants that (i) Licensee has duly and properly taken all action required by law, its organizational documents or otherwise, to authorize the execution, delivery and performance of this Agreement and the other instruments to be executed and delivered by it pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby, and (ii) this Agreement has been duly executed and delivered by Licensee and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Licensee will constitute legal, valid and binding obligations of Licensee enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

6.4	Governmental Approval. Licensee represents and warrants that no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any governmental authority or any other Third Person is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by Licensee or the performance by Licensee of its obligations contemplated hereby and thereby

6.5	Brokerage. Licensee represents and warrants that no broker, finder or similar agent has been employed by or on behalf of Licensee, and no Third Person with which Licensee has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

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6.6	Not Debarred. Licensee represents and warrants that Licensee is not debarred and has not and will not knowingly use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the GDE Act.

6.7	Litigation. Licensee represents and warrants that there are no pending or, to Licensee’s knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against Licensee which, either individually or together with any other, will have a material adverse effect on the ability of Licensee to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

ARTICLE 7

ADDITIONAL COVENANTS AND AGREEMENTS.

OF THE PARTIES

7.1	Compliance with Law. Licensee will comply with all Applicable Laws relating to its development, manufacture, distributing, marketing, promotion, selling, importing and exporting of the Product.

7.2	Expenses. Lilly and Licensee will each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby.

7.3	Diligence. After the Effective Date, Licensee has sole responsibility for all aspects of developing, obtaining Regulatory Approval for, manufacturing and commercializing the Initial Product throughout the Territory. Licensee will devote Commercially Reasonable Efforts (as defined in the following sentence) to obtain and maintain Regulatory Approval for the Initial Product in the United States or to commercialize Initial Product in the United States. For purposes of this section only, “Commercially Reasonable Efforts” means the level of effort, expertise and resources that a similarly situated biopharmaceutical company would typically devote to commercialization of a product of similar marketing potential, profit potential or strategic value, based on conditions then prevailing. If Lilly believes that Licensee is not devoting Commercially Reasonable Efforts for the Initial Product in any country, Lilly will notify Licensee in writing detailing its specific concerns and recommendations, and the Parties will meet within [***] of such written notice to discuss such concerns and recommendations. After the last of such meeting(s), Licensee will have [***] to devote its Commercially Reasonable Efforts as set forth above. If Licensee subsequently defaults and does not devote Commercially Reasonable Efforts for the Initial Product in any country, Lilly will have the right to terminate the licenses granted in this Agreement to Licensee for such specific country pursuant to Section 10.1(c), below, [***], and Licensee will grant to Lilly an exclusive license to all rights, Licensee Technology and data that are useful and necessary for Lilly to obtain (or maintain) Regulatory Approval to commercialize the Initial Product in the United States.

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7.4	Publicity. The Parties agree that no publicity release or announcement concerning this Agreement will be issued without the advance written consent of the other, except as such release or announcement may be required by law, in which case the Party making the release or announcement will, before making any such release or announcement, afford the other Party a reasonable opportunity to review and comment upon such release or announcement. Notwithstanding anything in this Section 7.4 and Article 9 to the contrary, each Party may make filings that are required by Applicable Laws to the Securities and Exchange Commission (and any applicable securities exchanges) that discuss the subject matter of this Agreement or otherwise make reference to the other Party in any way whatsoever; provided, however, that such Party provides the other Party with no less than [***]; provided further, however, that, such Party will use reasonable efforts to obtain confidential treatment by such security exchanges with respect thereto.

7.5	Cooperation. If either Party becomes engaged in or participates in any investigation, claim, litigation or other proceeding with any Third Person, including the FDA, relating in any way to the Product, the other Party will cooperate in all reasonable respects with such Party in connection therewith, including, without limitation, using its reasonable efforts to make available to the other such employees who may be helpful with respect to such investigation, claim, litigation or other proceeding, provided that, for purposes of this provision, reasonable efforts to make available any employee will be deemed to mean providing a Party with reasonable access to any such employee at no cost for a period of time not to exceed twenty-four (24) hours (e.g., three (3) eight (8) -hour business days). Thereafter, any such employee will be made available for such time and upon such terms and conditions (including, but not limited to, compensation) as the Parties may mutually agree.

7.6	Conflicting Rights. Neither Party will grant any right to any Third Person which would violate the terms of or conflict with the rights granted by such Party to the other Party pursuant to this Agreement.

7.7	Deemed Breach of Covenant. Neither Lilly nor Licensee will be deemed to be in breach of this Agreement to the extent such Party’s breach is the result of any action or inaction on the part of the other Party.

7.8	Intellectual Property Maintenance. Licensed Patents shall be filed, prosecuted and maintained worldwide by a third-party patent counsel acceptable to Licensee and Lilly. Licensee shall have the ultimate responsibility for and control over such matters and shall bear all expenses incurred in filing, prosecuting and maintaining Licensed Patents. Licensee or its designee shall keep Lilly fully informed of the filing, prosecution and maintenance of Licensed Patents, and shall furnish to Lilly copies of documents relevant to any such efforts in advance with sufficient time for Lilly to review and provide comments on such documents, and shall use its reasonable efforts to incorporate the comments and suggestions of Lilly. Licensee shall not, without providing Lilly with

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prior written notice and sufficient time for Lilly to review and provide comment, [***]. To the extent that Lilly does not agree with any such action that is desired by Licensee, in the case of a patent application affected by such action, Lilly may file and assume control of any patent application or foreign counterpart of a patent application filed by Lilly prior to the Closing Date that Lilly wishes to pursue at Lilly’s sole expense, provided that Licensee may retain control of the parent patent application so affected. Lilly shall provide Licensee with any assistance reasonably necessary to support the filing, prosecution or maintenance of Licensed Patents. If Licensee decides to allow any Licensed Patent that is an International Patent Application (filed under the Patent Cooperation Treaty) or regional patent application (filed under the applicable regional patent convention treaty) pending as of the Closing Date to lapse without entry of the national phase in one or more countries designated in such application, or if Licensee wishes to abandon or allow to lapse any Licensed Patent that is a national patent application or patent pending or in force as of the Closing Date, Licensee shall notify Lilly in writing not less than sixty (60) days prior to taking such action, and Licensee shall thereby surrender to Lilly its rights under the patent or patent application in the country or countries so affected and Lilly may assume control of the same at Lilly’s sole expense.

7.9	No Fiduciary Relationship. The Parties hereby expressly agree and acknowledge that they do not intend to create any type of fiduciary relationship as a result of the provisions set forth in Section 7.8, above. Without limitation or condition of the foregoing, Lilly agrees to provide Licensee’s agent with any and all powers of attorney and other instruments necessary for Licensee to conduct the filing, prosecution or maintenance of the Licensed Patents as provided in Section 7.8, above, and Lilly acknowledges that any such power of attorney will make Licensee’s agent an attorney-in-fact for Lilly with respect to the matter specified in the power of attorney or other instrument but will not create an attorney/client relationship or any other fiduciary relationship between Lilly and Licensee’s agent. Lilly shall promptly inform Licensee as to all matters that come to Lilly’s attention that may affect the preparation, filing, prosecution, or maintenance of the Licensed Patents, including without limitation any prior art of which Lilly or any representative of Lilly knows or has reason to know is material to the preparation, filing, prosecution, or maintenance of the Licensed Patents, provided that Lilly will have no obligation beyond that required of Lilly under 37 CFR § 1.56 with respect to U.S. patent applications and that Lilly will have obligations of corresponding scope with respect to foreign patent applications as required under foreign patent regulations.

7.10	Enforcement of Intellectual Property Rights.

(a) Right to Seek Relief. Each Party will promptly notify the other of any infringement or suspected infringement which may come to its notice of any intellectual property rights relating to the Product, including, without limitation, the Licensed Technology, and will provide such other Party with any information with respect thereto. If a Third Person infringes any [***] the Licensed Patents or the Licensed Technology, Licensee will have the first right (but not the obligation) to pursue any and all injunctive relief, and any or all compensatory and other remedies and relief (collectively, “Remedies”), against such Third Person. Should

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Licensee determine not to pursue Remedies with respect to any such intellectual property within [***] after receipt of written notice from Lilly requesting Licensee to do so, then Lilly will have the right (but not the obligation) to pursue Remedies against such Third Person; provided, however, that such written notice from Lilly to Licensee must prominently state that Licensee must take action on the subject matter contained within the notice within [***] of Licensee’s receipt thereof.

(b) Assistance and Cooperation. If a Party pursues Remedies hereunder, the other Party will use all reasonable efforts to assist and cooperate with the Party pursuing such Remedies. Each Party will bear its own costs and expenses relating to such pursuit. Any damages or other amounts collected will be distributed, [***], to the Party that pursued Remedies to cover its costs and expenses and, [***] the other Party to cover its costs and expenses, if any, relating to the pursuit of such Remedies; any remaining amount will [***].

7.11	Infringement of Third Person Rights. If a Third Person institutes a patent, trade secret or other infringement suit against Licensee, a permitted sublicensee or a Permitted Seller during the term of this Agreement, alleging that the manufacture, marketing, sale or use of the Product infringes one or more patent or other intellectual property rights held by such Third Person, then Licensee will have the first right (but not the obligation), at its sole expense, to assume direction and control of the defense of such claims. Should Licensee determine not to pursue the defense of a particular claim within [***] after notice from Lilly, then Lilly will have the right (but not the obligation), at its sole expense, to assume direction and control of such claims. Licensee will not have the right to settle or otherwise dispose of any such claim without the consent of Lilly, which consent will not be unreasonably withheld.

7.12	No Liens. Licensee will keep the Licensed Patents and the Licensed Technology free from all liens and encumbrances.

7.13	Debarment. If at any time a Party uses in any capacity the services of any Person debarred under subsections 306(a) or (b) of the GDE Act, such Party will immediately notify the other Party thereof.

7.14	Licensee Technology. Licensee will be the sole owner of the Licensee Technology, subject to Section 7.3, above, and Section 10.2(a)(iii), below.

7.15	Covenant Not to Sue. [***] will not sue Licensee or any licensee of Licensee for any in infringement of any patent or other rights of [***] that may arise from the use, manufacture, sale, offer for sale or importation in the Territory by Licensee or any licensee of Licensee of any product [***].

7.16	Product Inventory. Licensee will use the Product Inventory (as defined in the Prior Agreement and supplied thereunder) for conducting clinical trials only and not for any commercialization purposes whatsoever. For clarity, the foregoing will not limit Licensee’s use of any product inventory manufactured after the Closing Date.

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ARTICLE 8

ASSUMPTION OF LIABILITIES BY LICENSEE

8.1	Assumption of Liabilities by Licensee. Except as otherwise provided in this Agreement, Licensee hereby assumes and agrees to bear and be responsible for and to perform and satisfy all responsibilities, duties (including, without limitation, compliance with all Applicable Laws), obligations, claims, Damages, liabilities, burdens and problems of any nature whatsoever that arise out of or relate to events occurring after the Effective Date (collectively, the “Obligations”) associated directly or indirectly with Licensee’s ownership, licensing, operation and/or use of the Licensed Patents and the Licensed Technology, as well as those associated directly or indirectly with the development, manufacturing, distributing, marketing, promoting or selling of the Product that arise out of or relate to events occurring after the Effective Date, including, without limitation, all recalls, all warranty claims and all product liability claims (without regard to the nature of the causes of action alleged or theories of recovery asserted) arising out of or relating to events occurring in connection with Product sold after the Effective Date, except for those Obligations with respect to which Lilly is providing indemnification pursuant to the Prior Agreement and the provisions of Section 11.1 of this Agreement, which Obligations will remain the responsibility of Lilly, and those Obligations with respect to which InterMune is providing indemnification pursuant to the Prior Agreement and the provisions of Section 2.2 of this Agreement, which Obligations will remain the responsibility of InterMune.

ARTICLE 9

CONFIDENTIALITY

9.1	Confidential Information. The Parties agree that, at all times during the term of this Agreement and for a [***] following its expiration or earlier termination, the Receiving Party will keep completely confidential, will not publish or otherwise disclose and will not use directly or indirectly for any purpose other than as contemplated by this Agreement any such Confidential Information of the Disclosing Party, whether such Confidential Information was received by the Receiving Party prior to, on or after the Effective Date. For clarity, Confidential Information provided under the Prior Agreement and meeting the requirements of confidentiality thereunder and hereunder will be treated as Confidential Information under this Agreement.

9.2	Disclosure. Subject to Section 9.1, above, each Party may disclose and, with respect only to Section 9.2(g), below, use, Confidential Information to the extent that such disclosure and, with respect only to Section 9.2(g), below, use, is:

(a) made in response to a valid order or subpoena of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party will first have

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given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or subpoena and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order or subpoena be held in confidence by such court or governmental body or, if disclosed, be used only for purposes for which the order or subpoena was issued; provided further, however, that if a disclosure order or subpoena is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order or subpoena will be limited to that information that is legally required to be disclosed in such response to such court or governmental order or subpoena;

(b) otherwise required by law, in the opinion of legal counsel to the Receiving Party as expressed in an opinion letter in form and substance reasonably satisfactory to the Disclosing Party, which will be provided to the Disclosing Party at least twenty-four (24) hours prior to the Receiving Party’s disclosure of the Confidential Information pursuant to this Section 9.2;

(c) made by the Receiving Party to the governmental or regulatory authority as required to obtain or maintain marketing approval for the Product, provided that reasonable effort will be taken to ensure confidential treatment of such information;

(d) made by the Receiving Party to a Third Person as may be necessary or useful in connection with the manufacture, development and commercialization of the Product, provided that the Receiving Party will in each case obtain from the proposed Third Person recipient a written confidentiality agreement containing confidentiality obligations no less onerous than those set forth in this Section;

(e) made by the Receiving Party to a United States or foreign tax authority;

(f) made by the Receiving Party to its Representatives; provided, however, that: (i) each such Representative has a need to know such Confidential Information for purposes of this Agreement, (ii) the Receiving Party informs each Representative receiving Confidential Information of its confidential nature, and (iii) the Receiving Party will be responsible for any breach of this Section 9 by any of its Representatives to the same extent as if the breach were by the Receiving Party; and

(g) made by Licensee or any Representative of Licensee in the filing or publication of patents or patent applications relating to Licensed Patents, Licensed Technology, Licensee Technology or any invention relating to a Compound, including, without limitation, any method of use or manufacture of such Compound, conceived or reduced to practice by Licensee and/or any Representative of Licensee and or any permitted sublicensee of Licensee, to the extent such use or disclosure in the filing or publication of the patent or patent application is reasonably necessary for support of the patent or patent application.

9.3	Notification. The Receiving Party will notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

9.4	Remedies. Each Party agrees that the unauthorized use or disclosure of any Confidential Information by the Receiving Party in violation of this Agreement or any other agreement forming a part of this transaction will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this Article 9, the Receiving Party agrees that the Disclosing Party will be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent. The rights provided in the immediately preceding sentences will be cumulative and in addition to any other rights or remedies that may be available to Disclosing Party. Nothing in this Section is intended, or should be construed, to limit a Party’s right to preliminary and permanent injunctive relief or any other remedy for a breach of any other provision of this Agreement.

ARTICLE 10

TERMINATION

10.1	Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated as follows:

(a) Expiration. The term of this Agreement will begin upon the Effective Date and, unless sooner terminated under this Article 10, will continue in full force and effect on a country-by-country basis in the Territory until Licensee and its Permitted Sellers have no remaining Royalty Payment obligations in a specific country under Section 3.2 above. Upon expiration of the Agreement in any country pursuant to this Section, Licensee will have: (i) a fully paid-up, perpetual, irrevocable, exclusive (except as reserved by Lilly under Section 4.1, above) license in the Field with the unrestricted right to grant sublicenses under the Licensed Patents to make, use, offer to sell, sell and import Product in such country, and (ii) a fully paid-up, perpetual, irrevocable, exclusive license in the Field with the right to sublicense subject to Section 4.3, above, under the Licensed Technology to make, have made, use, offer to sell, sell and import Product in such country.

(b) Termination for Insolvency. Either Lilly or Targanta may immediately terminate this Agreement by providing written notice to the other Party if, subsequent to the Effective Date, the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party, or the other Party makes or executes any assignment for the benefit of creditors.

(c) Termination for Default. Either Lilly or Targanta may terminate this Agreement because of a material breach or material default of this Agreement subsequent to the Effective Date by the other Party by giving the other Party prior written notice thereof, specifying in reasonable detail the alleged material breach or material default, and if such alleged material breach or material default continues unremedied for a period of [***] with respect to monetary breaches or defaults after the date of receipt of the notification, or [***] with respect to non-monetary material breaches or material defaults after the date of receipt of the notification or, if the non-monetary material breach or material default reasonably cannot be corrected or remedied within [***], then if the defaulting Party has not in good faith commenced remedying said material breach or material default within said [***] and be diligently pursuing completion of same, then such Party may immediately terminate this Agreement by again providing written notification to the defaulting Party. This Section 10.1(c) will not be exclusive and will not be in lieu of any other remedies available to a Party hereto for any breach or default hereunder on the part of the other Party. Notwithstanding the foregoing, to the extent a material breach or material default of this Agreement by Targanta affects Targanta’s performance and Lilly’s rights under this Agreement as it relates to one or more jurisdictions, but not all jurisdictions, Lilly may terminate this Agreement in accordance with this Section 10.1(c) as to the affected jurisdiction or jurisdictions only, and in such case this Agreement will remain in full force and effect with respect to the jurisdictions not so affected.

10.2	Rights Upon Termination under Section 10.1.

(a) Lilly’s Rights Upon Termination for Insolvency or Default of Licensee. If Lilly terminates this Agreement under Section 10.1 (b) or (c), above, then the following will take effect:

(i) Reversion of Licensed Patents and Licensed Technology. All rights under the Licensed Patents and the Licensed Technology granted by Lilly to Licensee pursuant to Article 4, above, will terminate and all rights granted therein will immediately revert to Lilly with no further notice or action required on Lilly’s behalf; provided, however, that if the termination relates only to a specific country, then only the licenses pertaining to such country will revert to Lilly hereunder.

(ii) Reversion of Patent Maintenance Responsibilities. Upon the effective date of the termination of this Agreement, the sole responsibility for preparing, filing, prosecuting and maintaining the Licensed Patents and the Licensed Technology will revert back to Lilly with no further notice or action required on Lilly’s behalf; provided, however, that if the termination relates only to a specific country, then only the patent maintenance obligations pertaining to such country will revert to Lilly hereunder. In such case, Licensee will maintain its patent responsibilities for all other Licensed Patents and Licensed Technology.

(iii) Non-Exclusive License and Access to Licensee Technology.

(A) Initial Product(s). Licensee will grant to Lilly a non-exclusive, world-wide, [***] license, with a right to sublicense, under Licensee Technology to the extent that it relates to Lilly’s ability to make, have made, use, offer to sell, sell and import the Initial Product solely in, and for use in, the country or countries in which Licensee’s rights to the Initial Product were so terminated. In addition to the

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license granted under this Section, Licensee also agrees to provide Lilly, at Lilly’s expense, reasonable access and reference to, copies of, and use of Licensee Technology, [***], and if Lilly so requests, the [***], to the extent [***] to make, use, offer to sell, sell and import the Initial Product in, and for use in, such country or countries.

(B) Other Products. Licensee will also grant to Lilly a non-exclusive, world-wide license, with a right to sublicense, under Licensee Technology to the extent that it relates to Lilly’s ability to make, have made, use, offer to sell, sell and import any other Products (namely, any Products other than Initial Product) solely in, and for use in, the country or countries in which Licensee’s rights to the Initial Product were so terminated. Such license shall be [***]. In addition to the license granted under this Section, Licensee also agrees to provide Lilly, at Lilly’s expense, reasonable access and reference to, copies of, and use of Licensee Technology, [***], to the extent [***] to make, use, offer to sell, sell and import such other Products in, and for use in, such country or countries.

(ii) Disposition of Product Inventory Upon Termination. If Lilly terminates this Agreement after Licensee has obtained a Regulatory Approval for the Initial Product, Licensee will offer to sell to Lilly or its designee, [***] as determined by Licensee’s records (maintained in accordance with GAAP, consistently applied) for the [***] prior to the termination, Licensee’s inventory of the Initial Product existing on the date of termination (“Licensee Product Inventory”). Licensee will be entitled to finish manufacturing any work-in-process into the Initial Product, and such newly made Initial Product will be considered Licensee Product Inventory hereunder. If termination of this Agreement relates only to a specific country, the provisions of this Subsection are applicable only to Licensee’s Initial Product inventories for the country where such termination occurred.

(b) Licensee Rights Upon Termination for Insolvency or Default of Lilly. If Licensee terminates this Agreement under Section 10.1 (b) or (c), above, then (i) the licenses under the Licensed Patents and the Licensed Technology granted by Lilly to Licensee pursuant to Article 4, above, will, unless otherwise terminated pursuant to the terms of this Agreement, remain in full force and effect, and (ii) Licensee’s diligence obligations under Section 7.3, above, will terminate. If the termination contemplated in this Section 10.2(b) is due to the default of Lilly, then in addition to the provisions of (i) and (ii), above, [***] set forth in [***] above, will be [***] and [***].

10.3	Termination of Sublicenses. If Lilly terminates this Agreement under Sections 10.1(b) or (c), above, and Licensee has granted sublicenses in accordance herewith, Lilly agrees

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to continue such terminated sublicensee’s license with respect to the Licensed Patents and/or Licensed Technology on [***] unless such sublicensee was in breach of this Agreement or its sublicense with Licensee on the date of such termination, in which event Lilly may terminate such sublicense in accordance with its terms.

10.4	Continuing Obligations. Termination of this Agreement for any reason will not relieve the Parties of any obligation accruing prior thereto and will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing and in addition to the foregoing and the rights upon termination set forth in Section 10.2, no termination of this Agreement, whether by lapse of time or otherwise, will serve to terminate the rights and obligations of the Parties hereto with respect to this Agreement as it relates to the jurisdiction(s) for which this Agreement has not been terminated, and, with respect to those jurisdictions terminated, the rights and obligations of the Parties hereto under Sections 7.4, 7.5, 10.2, 10.3 and 10.4 and Articles 2, 3, 9, 11 and 12, and such obligations will survive any such termination.

10.5	Non-Exclusive Remedies. The remedies set forth in this Article 10 or elsewhere in this Agreement will be in addition to, and will not be to the exclusion of, any other remedies available to the Parties at law, in equity or under this Agreement.

ARTICLE 11

INDEMNIFICATION: INSURANCE

11.1	Indemnification by Lilly. Lilly will indemnify, defend and hold Licensee (and its Affiliates, and its and its Affiliates’ directors, officers and employees) harmless from and against any and all Damages incurred or suffered by Licensee (and its directors, officers and employees) to the extent caused by or arising out of or in connection with:

(a) any breach of any representation or warranty made by Lilly in this Agreement; or

(b) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Lilly contained in this Agreement;

except to the extent that such Damages are due to the negligence, gross negligence or willful misconduct of Licensee, its Affiliates, or its or its Affiliates’ employees, agents or contractors.

11.2	Indemnification by Licensee. Licensee will indemnify, defend and hold Lilly (and its Affiliates and its and its Affiliates’ directors, officers and employees) harmless from and against any and all Damages incurred or suffered by Lilly (and its directors, officers and employees) to the extent caused by or arising out of or in connection with:

(a) any breach of any representation or warranty made by such Licensee in this Agreement;

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(b) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of such Licensee contained in this Agreement;

(c) any Assumed Liabilities except those Assumed Liabilities for which InterMune retained responsibility and liability pursuant to the Prior Agreement and Sections 2.2 and 8.1 of this Agreement;

(d) the practice of the Licensed Patents and Licensed Technology by such Licensee, its Affiliates, and any sublicensees;

(e) the handling, possession, development, marketing, distribution, promotion, sale or use of the Product by such Licensee or a Permitted Seller after the Effective Date including, but not limited to, any Third Person claim alleging breach of any express or implied warranties of merchantability or fitness for a particular purpose or asserting strict liability, except to the extent such Damage is caused by a breach of this Agreement by Lilly; or

(f) Such Licensee’s failure to comply in all material respects with Applicable Laws in connection with the performance of its obligations hereunder;

except to the extent that such Damages are due to the negligence, gross negligence or willful misconduct of Lilly, its Affiliates or its or its Affiliates’ employees, agents or contractors.

11.3

Notice and Opportunity To Defend. Promptly after receipt by a Party hereto of notice of any claim which could give rise to a right to indemnification pursuant to Section 11.1 or 11.2, above, such Party (the “Indemnified Party”) will give the other Party (the “Indemnifying Party”) written notice describing the claim in reasonable detail. The failure of an Indemnified Party to give notice in the manner provided herein will not relieve the Indemnifying Party of its obligations under this Article 11, except to the extent that such failure to give notice materially prejudices the Indemnifying Party’s ability to defend such claim. The Indemnifying Party will have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Party seeking such indemnification; provided, however, that the Indemnifying Party may do so under a reservation of rights with respect to the obligation to indemnify. If the Indemnifying Party will undertake to compromise or defend any such asserted liability, it will promptly (and in any event not less than ten (10) days after receipt of the Indemnified Party’s original notice) notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defend against any such asserted liability. All reasonable costs and expenses incurred in connection with such cooperation will be borne by the Indemnifying Party subject to the Indemnifying Party’s reservation of rights. If the Indemnifying Party elects not to compromise or defend the asserted liability, or fails to notify the Indemnified Party of its election to compromise or defend as herein provided, the Indemnified Party will have the right, at its option, to pay, compromise or defend such asserted liability by its own counsel and its reasonable costs, expenses, and any payment made therewith will be included as part of the indemnification obligation of the Indemnifying Party hereunder, subject to the Indemnifying Party’s reservation of rights. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim without consent of the other; provided, however, that consent to settlement or compromise will not be unreasonably withheld. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the defense of such asserted liability. If the Indemnifying Party chooses to defend any claim, the Indemnified Party will make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense; provided, however, any such books, records or other documents within the control of the Indemnified Party which are made available to the Indemnifying Party hereunder will be held in strict confidence by the Indemnifying Party and will be disclosed by the Indemnified Party to the Indemnifying Party only to the extent that such books, records or other documents relate to the claim.

Notwithstanding anything to the contrary in this Section 11.3, (a) the Party conducting the defense of a claim will (1) keep the other Party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other Party is not participating jointly in the defense of such claim), and (2) conduct the defense of such claim in a prudent manner, and (b) the Indemnifying Party will not cease to defend, settle or otherwise dispose of any claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld).

11.4	Indemnification Payment Obligation. Neither Party will incur any indemnification obligations under this Article 11 until [***], at which time [***] such Damages will be covered. The provisions of this Section will not limit or otherwise affect the obligations of any Indemnifying Party under any other Section.

11.5	Indemnification Payment Adjustments. The amount of any Damages for which indemnification is provided under this Article 11 will be reduced by the insurance proceeds received and any other amount recovered, if any, by the Indemnified Party with respect to any Damages; provided, however, that the foregoing will not under any circumstances reduce the Damages for which either Party is obligated to indemnify the other to the extent the insurance proceeds received result from a self-insurance program; provided further, however, that an Indemnified Party will not be subject to an obligation to pursue an insurance claim relating to any Damages for which indemnification is sought hereunder. To the extent the preceding sentence is applicable, if any Indemnified Party will have received any payment pursuant to this Article 11 with respect to any Damages and will subsequently have received insurance proceeds or other amounts with respect to such Damages, then such Indemnified Party will pay to the Indemnifying Party an amount equal to the difference (if any) between (a) the sum of the amount of those insurance proceeds or other amounts received and the amount of the payment by such Indemnifying Party pursuant to this Article 11 with respect to such Damages and (b) the amount necessary to fully and completely indemnify and hold harmless such Indemnified

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Party from and against such Damages; provided, however, that in no event will such Indemnified Party have any obligation pursuant to this sentence to pay to such Indemnifying Party an amount greater than the amount of the payment by such Indemnifying Party pursuant to this Article 11 with respect to such Damages.

11.6	Indemnification Payment. Upon the final determination of liability and the amount of the indemnification payment under this Article 11, the Indemnifying Party will pay to the Indemnified Party, within ten (10) business days after such determination, the amount of any claim for indemnification made hereunder.

11.7	Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES, HOWEVER CAUSED OR UPON ANY THEORY OF LIABILITY (INCLUDING A PARTY’S OR ITS AFFILIATES’ OWN NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY’S OR A PARTY’S AFFILIATES’ EMPLOYEES, AGENTS OR CONTRACTORS), ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF, OR THE FAILURE TO PERFORM, ANY OBLIGATION(S) SET FORTH HEREIN.

11.8	Insurance. Licensee will maintain at its own expense, [***] to Lilly, full insurance coverage for Licensee, written on a per occurrence basis, which will [***], including, without limitation, errors and omissions insurance encompassing claims relating to Licensee’s performance of its obligations under this Agreement and comprehensive general liability insurance for claims for damages arising from bodily injury (including death) and property damages arising out of acts or omissions of Licensee, [***]. Minimum limits of such insurance (not [***]) will be [***] coverage. Maintenance of such insurance coverage will not relieve Licensee of any responsibility under this Agreement for damage in excess of insurance limits or otherwise. Licensee will provide Lilly with a certificate from the insurer(s), evidencing such insurance coverage and the insurer’s agreement to notify Lilly [***] such insurance coverage.

11.9	Survival. Each Indemnified Party’s rights under Article 11 will not be deemed to have been waived or otherwise affected by such Indemnified Party’s waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant this Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party’s right under Article 11.

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ARTICLE 12

MISCELLANEOUS

12.1	Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and assigns, and either Lilly or Licensee may assign this Agreement without the prior written consent of the other. No assignment of this Agreement or of any rights hereunder will relieve the assigning Party of any of its obligations or liability hereunder.

12.2	Notices. Unless otherwise stated in this Agreement as to the method of delivery, all notices or other communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given if delivered by hand, courier, facsimile or if mailed first class, postage prepaid, by registered or certified mail, return receipt requested (such notices will be deemed to have been given on the date delivered in the case of hand delivery or delivery by courier, on the date set forth in the confirmation sheet in the case of facsimile delivery, and on the date of post mark in the case of delivery by mail) as follows:

If to Lilly, as follows:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Facsimile: (317) 277-7979

Attn: Vice President, Corporate Business Development

With a copy to:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Facsimile: (317) 433-3000

Attn: General Counsel

If to Licensee, as follows:

InterMune, Inc.

3280 Bayshore Boulevard

Brisbane, California 94005

Facsimile: (415) 466-2300

Attn: Senior Vice President of Corporate Development

With a copy to:

InterMune, Inc.

3280 Bayshore Boulevard

Brisbane, California 94005

Facsimile: (415) 508-0006

Attn: General Counsel

or in any case to such other address or addresses as hereafter will be furnished in a written notice as provided in this Section 12.2 by any Party hereto to the other Party.

12.3	Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of Lilly or Licensee in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Lilly or Licensee of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

12.4	Entire Agreement. This Agreement, including the exhibits and schedules attached hereto and the certificates delivered in connection herewith and therewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the Parties relating thereto, including that certain Confidential Disclosure Agreement, dated as of August 1, 2001.

12.5	Amendment. This Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized representatives of the Parties.

12.6	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute a single instrument.

12.7	Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York excluding any choice of law rules that may direct the application of the law of another state.

12.8	Captions. All section titles or captions contained in this Agreement and in any exhibit, schedule or certificate referred to herein or annexed to this Agreement are for convenience only, will not be deemed a part of this Agreement and will not affect the meaning or interpretation of this Agreement.

12.9	No Third-Person Rights. No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement.

12.10	Construction. This Agreement will be deemed to have been drafted by both Lilly and

Licensee and will not be construed against either Party as the draftsperson hereof.

12.11	Appendices, Exhibits, Schedules and Certificates. Each appendix, exhibit, schedule and certificate attached hereto is incorporated herein by reference and made a part of this Agreement.

12.12	No Joint Venture. Nothing contained herein will be deemed to create any joint venture or partnership between the Parties hereto, and, except as is expressly set forth herein, neither Party will have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.

12.13	Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby.

12.14	Force Majeure. If either Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein by reason of force majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, accidents, acts of God, acts of governmental agencies or instrumentalities, failure of suppliers or any other similar or dissimilar cause, in each case to the extent beyond its reasonable control, said Party will provide written notice of same to the other Party. Said notice will be provided within [***] of the occurrence of such event and will identify the requirements of this Agreement or such of its obligations as may be affected, and, subject to Section 3.8, to the extent so affected, said obligations will be suspended during the period of such disability. The Party prevented from performing hereunder will use reasonable efforts to remove such disability and will continue performance whenever such causes are removed. The Party so affected will give to the other Party a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected Party’s nonperformance. If the period of any previous actual nonperformance of Lilly because of Lilly force majeure conditions plus the anticipated future period of Lilly nonperformance because of such conditions will exceed an aggregate of [***], Licensee may terminate this Agreement immediately by written notice to Lilly. If the period of any previous actual nonperformance of Licensee because of Licensee force majeure conditions plus the anticipated future period of Licensee nonperformance because of such conditions will exceed an aggregate of [***], Lilly may terminate this Agreement immediately by written notice to Licensee. When such circumstances as those contemplated herein arise, the Parties will discuss in good faith, what, if any, modification of the terms set forth herein may be required in order to arrive at an equitable solution.

12.15	Independent Contractors. It is understood and agreed that the Parties are independent contractors and are engaged in the operation of their own respective businesses, and neither Party is to be considered the agent of the other Party for any purpose whatsoever. Neither Party will have any authority to enter into any contracts, assume any obligations, create any liability, nor make any warranties or representations for or on behalf of the other Party.

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12.16	Change of Control. If any Third Person makes a good faith written offer to Licensee to acquire the right to control the majority of the voting stock of Licensee, and if such Third Person potential acquirer has a [***] in place, then Licensee will promptly notify Lilly of its receipt of such an offer.

12.17	Dispute Resolution. If any dispute arises relating to this Agreement, prior to instituting any lawsuit, arbitration or other dispute resolution process on account of such dispute, the Parties will attempt in good faith to settle such dispute first by negotiation and consultation between themselves, including referral of such dispute to the Chief Executive Officer of Licensee and the Vice President, Corporate Business Development, of Lilly. If said executives are unable to resolve such dispute or agree upon a mechanism to resolve such dispute within sixty (60) days of the first written request for dispute resolution under this Section 12.16, the Parties may then either consider other forms of alternative dispute resolution as a means of resolving any such dispute or institute litigation and seek such remedies as may be available.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ELI LILLY AND COMPANY

By:	/s/ John C. Lechleiter
Printed Name: John C. Lechleiter
Title: President & Chief Operating Officer

INTERMUNE, INC.

By:	/s/ Thomas Kassberg
Printed Name: Thomas Kassberg
Title: Senior Vice President, Business Development and Corporate Strategy

Exhibit A

Licensed Patents

[***]

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Schedule 1.22

InterMune’s Exchange Rate Methodology

All payments to be made under this Agreement shall be made in U.S. Dollars. For those sales involving Product which occur outside the United States, the Royalty Payments due on such sales will be calculated on the basis of the local currency sales figures translated into United States Dollars according to InterMune’s then current standard currency translation methodology. The methodology employed by InterMune shall be that methodology used by InterMune in the translation of its foreign currency operating results for external reporting and shall be consistent with United States GAAP.